UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of report (Date of earliest event reported): May 17, 2021 (May 4, 2021)

HEALTHCARE REALTY TRUST INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Maryland	001-11852	62-1507028
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
(Address of principal executive offices)
(615) 269-8175
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value per share	HR	New York Stock Exchange

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company ☐

    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2021, Healthcare Realty Trust Incorporated (the “Company”) issued a press release announcing that Julie F. Wilson has been appointed as the Company’s Executive Vice President - Operations effective July 1, 2021. Ms. Wilson is 49 years old and has been employed by the Company since 2001. Since 2012, she has served as the Company’s Senior Vice President, Leasing and Management managing the Company’s leasing and property management activity. Prior to that, Ms. Wilson served in various capacities on the Company’s investments and operations teams.

The Company is entering into an Amended and Restated Employment Agreement with Ms. Wilson that will be effective on July 1, 2021 (the “Employment Agreement”). The initial term of the Employment Agreement ends December 31, 2021 and will automatically renew for successive one-year terms.

The Employment Agreement provides for an annual base salary of $450,000 and other benefits generally available to officers of the Company. Ms. Wilson is eligible to participate in the Company’s incentive programs that provide for cash and equity incentives.

The Employment Agreement may be terminated for a variety of reasons, including: for cause, not for cause, voluntarily by Ms. Wilson, death, disability, constructively, or following a change in control. In all cases, Ms. Wilson would receive all accrued salary, bonus compensation that has been awarded but not yet paid, benefits under plans of the Company, including defined contribution or health and welfare plans, accrued vacation pay and reimbursement of appropriate business expenses.

In the case of a termination other than for cause, including a constructive termination, Ms. Wilson would also receive full vesting of any restricted stock awards and severance compensation equal to her base salary for a period of 18 months and two times (i) the average annual bonus compensation, if any, that she earned in the two years immediately preceding the date of termination or (ii) $360,000, whichever is greater. She would also be paid a pro-rated portion of the bonus and/or equity compensation that she would have earned for a given period in which the termination occurs.

In the event that the Employment Agreement is terminated in connection with a “change-in-control”, Ms. Wilson would receive severance compensation equal to: (a) three times her annual base salary, plus (b) the greater of two times: (i) the average annual bonus compensation, if any, that she earned in the two years immediately preceding the date of termination; and (ii) $720,000, plus (c) a pro-rated portion of the bonus and/or equity compensation that she would have earned for a given period in which the termination occurs.

The Company has agreed to indemnify Ms. Wilson for certain liabilities arising from actions taken within the scope of her employment. The Employment Agreement contains restrictive covenants pursuant to which Ms. Wilson has agreed not to compete with the Company during the period of employment and any period following termination of her employment during which she is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.

Item 9.01        Financial Statements and Exhibits
99.1    Press release, dated May 17, 2021.
104     Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
	By:	/s/ J. Christopher Douglas
J. Christopher Douglas
Executive Vice President - Chief Financial Officer
May 17, 2021